Exhibit 99.1

*** NEWS RELEASE ***

TO:	All Area News Agencies	For More Information Contact:

FROM:	First Commonwealth Financial Corporation	Edward J. Lipkus III, Executive Vice President and Chief Financial Officer First Commonwealth Financial Corporation
DATE:	July 17, 2008	(724) 349-7220

First Commonwealth Announces Improved Second Quarter 2008 Financial Results

Net Income Increases 12.4%;

Growth in Commercial Loans and Net Interest Income Continues

Indiana, PA., July 17, 2008 - First Commonwealth Financial Corporation (NYSE: FCF), the holding company for First Commonwealth Bank, announced today the financial results for the second quarter of 2008.

Second Quarter Results

First Commonwealth reported second quarter 2008 net income of $12.9 million or $0.18 per diluted share compared to $11.5 million or $0.16 per diluted share in the same period last year and $11.1 million or $0.15 for the first quarter of 2008. Net income increased $1.4 million or 12.4% from the comparable period last year primarily due to increases in net interest income and non-interest income, partly offset by a larger provision for credit losses, higher non-interest expense and an increased provision for income taxes. Compared to the first quarter of 2008, net income increased $1.8 million or 16.1% mainly due to increased net interest income partly offset by an increase in the provision for credit losses and a decrease in non-interest income. Second quarter return on average equity and average assets increased to 9.03% and 0.84%, respectively, compared to 8.00% and 0.79% for the prior year period and 7.73% and 0.75% for the first quarter of 2008.

Developments during the second quarter included:

•	Total loans increased 11.9% and commercial loans increased 27.6% year over year.

•	Net interest income increased 17.8% year over year.

•	Net interest margin, on a tax equivalent basis, improved 23 basis points year over year.

“I am pleased with the positive financial results First Commonwealth experienced this quarter and for the first six months of 2008,” said John J. Dolan, President and CEO. “Overall, we are seeing the continuation of momentum that began during the first quarter of 2008 across all of our lines of business, which gives us reason to be optimistic about the continued growth of our core banking business during the balance of 2008. Our client-centric focus of becoming ‘First Choice’ in our market place has contributed to balance sheet and revenue growth during these challenging economic conditions.”

Net Interest Income and Margin

Net interest income increased $5.8 million, or 14.2% from the first quarter of 2008, representing four consecutive quarters of growth. Additionally, net interest income increased $7.1 million, or 17.8% compared to the second quarter of 2007. This improvement is primarily due to increased levels of interest earning assets, particularly in commercial loans. Total loans increased $438.7 million, or 11.9% year over year and increased $220.2 million, or 5.7% compared to the prior quarter. Investment securities increased $55.9 million, or 3.7% year over year and decreased $106.4 million, or 6.3% compared to the prior quarter.

The net interest margin on a tax equivalent basis for the second quarter 2008 increased 23 basis points to 3.54% compared with 3.31% in the corresponding period last year and increased 26 basis points from the first quarter of 2008. The cost of our interest-bearing liabilities declined faster than our yield on total interest-earning assets in both comparisons. Net loan prepayment fees of $1.6 million were recorded in the second quarter of 2008, which had a positive effect on the net interest margin of 12 basis points. Average noninterest-bearing demand deposits increased $24.6 million, or 4.8% in the second quarter of 2008 compared to the same period last year which additionally had a favorable effect on the net interest margin.

Average interest-earning assets were $407.7 million higher in the second quarter of 2008 compared to the second quarter of 2007 driven by an increase in average loans of $355.5 million and an increase in average investment securities of $52.2 million. Average interest-earning assets increased $206.0 million, or 3.8% over the first quarter of 2008 due to an average increase of $212.6 million in loans while average investment securities remained relatively flat. Average borrowings increased $455.2 million in the second quarter of 2008 compared to the same period in 2007 and increased $253.1 million compared to the first quarter of 2008 primarily to fund growth in interest-earning assets.

Non-Interest Income

Excluding net security gains and losses, non-interest income in the second quarter of 2008 increased $1.3 million, or 10.5% from the same period last year and increased $585 thousand, or 4.5% from the first quarter of 2008. Including net security gains and losses, non-interest income for the second quarter of 2008 increased $688 thousand, or 5.5%, from the second quarter of 2007 and decreased $367 thousand, or 2.7% from the first quarter of 2008. The increase in the year to year comparison was primarily due to higher insurance commissions, greater service charges on deposits and increased card related interchange income. Higher sales, additional producers and an enhanced calling program resulted in increased insurance commissions. Service charges on deposit accounts increased as a result of increased activity and accounts. Card related interchange income increased primarily due to increased usage in debit cards.

In the second quarter of 2008, $541 thousand in write-downs for other than temporary impairment were recorded on equity securities issued by two financial institutions. These losses are reflected in net security gains and losses.

Non-Interest Expense

Non-interest expense for the second quarter of 2008 increased $2.0 million, or 5.4%, compared to the second quarter of 2007 and remained flat from the first quarter of 2008.

During the second quarter of 2008, salaries and employee benefits increased $1.8 million, or 9.9% from the comparable period in 2007, primarily due to the rise in compensation related to the growth in loans, insurance sales and net income and annual merit increases.

Income Tax

The provision for income taxes increased $1.4 million for the second quarter of 2008 compared to the same period in 2007. First Commonwealth’s effective tax rate was 18.1% in the second quarter of 2008 compared to 11.2% in the same period in 2007 and 11.1% in the first quarter of 2008. Nontaxable income and tax credits had a smaller impact on the effective tax rate due to increases in pretax income.

Credit Quality and Provision for Credit Losses

First Commonwealth is not a participant or underwriter in the sub-prime mortgage loan or sub-prime collateralized debt marketplace and therefore does not have any direct exposure to risks associated with these activities. All mortgage backed securities in First Commonwealth’s portfolio are AAA rated and backed by U.S. Government agencies.

For the quarter ending June 30, 2008, non-accrual loans increased approximately $2.1 million from the first quarter of 2008 due mainly to an addition of one $5.0 million commercial loan, partly offset by the successful workout of several smaller credits. The $5.0 million loan is a construction loan that is collateralized with real estate. Non-accrual loans increased $3.2 million to $50.9 million at June 30, 2008 compared to $47.7 million at June 30, 2007. Included in this amount is a $30.0 million commercial credit relationship that has been monitored since the second quarter of 2006 and was placed on non-accrual during the second quarter of 2007. This credit is collateralized by real estate and equipment and a reserve has been allocated, primarily during 2006, to cover the expected losses. The payment of principal and interest on this credit has been deferred pursuant to a loan forbearance agreement that will expire during the third quarter of 2008. Management continues to monitor the borrower closely and is presently evaluating options with respect to the collection or resolution of this credit.

Loans past due in excess of 90 days and still accruing at June 30, 2008 increased $352 thousand to $14.2 million compared to June 30, 2007 but decreased $5.9 million from March 31, 2008. The decrease for the current quarter is primarily related to the aforementioned $5.0 million commercial loan moving into non-accrual loans. The provision for credit losses for the second quarter of 2008 increased $2.9 million compared to the second quarter of 2007 and increased $2.2 million from the first quarter this year. The increase was mainly due to growth in the portfolio as well as the addition of the aforementioned $5.0 million commercial loan to non-accrual loans.

Management believes that the allowance for credit losses is at a level deemed sufficient to absorb losses inherent in the loan portfolio at June 30, 2008.

Year-to-Date Results

For the six months ended June 30, 2008, First Commonwealth recorded net income of $24.0 million, a 7.4% increase, compared to the $22.4 million reported for the same period of 2007. On a per share basis, year-to-date net income was $0.33 per diluted share compared to $0.31 per diluted share for the first half of 2007. Return on average equity and average assets increased to 8.38% and 0.79%, respectively, compared to 7.82% and 0.77% for the first six months of 2007.

Net interest income for the six months ended June 30, 2008 was 8.5% higher than the comparable period last year, reflecting growth in average loans of 6.1%. The net interest margin for the first half of 2008 increased to 3.41% from 3.34% for the same period in 2007 as the cost of interest-bearing liabilities declined faster than the yield on total interest-earning assets. Net loan prepayment fees of $1.6 million recorded in 2008 had a positive effect on the net interest margin of five basis points.

Non-interest income for the six months ending June 30, 2008 increased $2.7 million, or 11.4%, from the same period last year primarily from the $1.1 million rise in insurance commissions and the $1.2 million increase in other income. The growth in insurance commissions was the result of higher sales driven by additional producers and an enhanced calling program. Other income increased due to the growth in letter of credit fees and swap fees.

Non-interest expense year-to-date June 30, 2008 increased $3.1 million, or 4.1%, from the comparable period in 2007 due to the $1.9 million growth in salaries and employee benefits and the $884 thousand increase in net occupancy expense. Salaries and employee benefits increased primarily as a result of higher compensation related to the loan growth, greater insurance sales and higher net income, as well as annual merit increases. The increase in net occupancy expense was the result of higher rental expense and building repairs and maintenance.

The provision for income taxes for the six months ended June 30, 2008 increased $1.8 million from the same period last year due to the $3.4 million rise in income before income taxes. The Company’s effective tax rate was 15.0% in the first six months of 2008 compared to 10.0% in the same period in 2007. In 2008, nontaxable income and tax credits had a smaller impact on the effective tax rate due to an increase in pretax income of $3.4 million.

About First Commonwealth Financial Corporation

First Commonwealth Financial Corporation is a $6.3 billion bank holding company headquartered in Indiana, Pennsylvania. It operates 112 retail branch offices in 15 counties in western and central Pennsylvania through First Commonwealth Bank, a Pennsylvania chartered bank and trust company. Financial services and insurance products are also provided through First Commonwealth Insurance Agency and First Commonwealth Financial Advisors, Inc.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the adequacy of First Commonwealth’s allowance for credit losses, expectations of continued growth and the impact of recent organizational changes and strategic initiatives on future results. Forward-looking statements describe First Commonwealth’s future plans, strategies and expectations and are based on assumptions and involve risks and uncertainties, many of which are beyond the control of First Commonwealth and which may cause actual results, performance or achievements to differ materially from the results, performance or achievements contemplated by the forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements speak only as of the date they are made. Such risks and uncertainties include among other things:

•	adverse changes in the economy or business conditions, either nationally or in First Commonwealth’s market areas, which could increase credit-related losses and expenses and/or limit growth;

•	increases in defaults by borrowers and other delinquencies, which could result in an increased provision for credit losses on loans and related expenses;

•	fluctuations in interest rates and market prices, which could reduce net interest margin and asset valuations and increase expenses;

•

changes in legislative or regulatory requirements applicable to First Commonwealth and its subsidiaries, which could increase costs, limit certain operations and adversely affect results of operations;

•	the inability to successfully execute First Commonwealth’s strategic growth initiatives, which could limit future revenue and earnings growth; and

•	other risks and uncertainties described in First Commonwealth’s reports filed with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K.

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED SELECTED FINANCIAL DATA

(dollars in thousands, except share data)

	For the Quarter Ended					For the Six Months Ended
	June 30, 2008	March 31, 2008	December 31, 2007	September 30, 2007	June 30, 2007	June 30, 2008	June 30, 2007
Interest Income
Interest and fees on loans	$62,614	$62,067	$63,488	$63,737	$62,813	$124,681	$126,726
Interest and dividends on investments:
Taxable interest	15,578	15,531	14,967	14,259	14,889	31,109	31,034
Interest exempt from Federal income taxes	3,347	3,595	3,510	3,424	3,427	6,942	6,798
Dividends	678	609	752	753	720	1,287	1,453
Interest on Federal funds sold	2	0	74	57	2	2	26
Interest on bank deposits	2	5	8	8	10	7	21

Total interest income	82,221	81,807	82,799	82,238	81,861	164,028	166,058
Interest Expense
Interest on deposits	25,370	31,033	34,527	33,786	32,872	56,403	64,457
Interest on short-term borrowings	4,251	3,705	1,819	1,977	2,700	7,956	7,646

Interest on subordinated debentures	1,878	1,911	2,156	2,130	2,123	3,789	4,240
Interest on other long-term debt	3,791	4,074	4,139	4,211	4,327	7,865	8,625

Total interest on long-term debt	5,669	5,985	6,295	6,341	6,450	11,654	12,865

Total interest expense	35,290	40,723	42,641	42,104	42,022	76,013	84,968

Net Interest Income	46,931	41,084	40,158	40,134	39,839	88,015	81,090
Provision for credit losses	5,361	3,179	2,352	2,296	2,415	8,540	5,394

Net Interest Income after provision for credit losses	41,570	37,905	37,806	37,838	37,424	79,475	75,696

Non-Interest Income
Net securities (losses) gains	(451)	501	403	16	150	50	755
Trust income	1,538	1,532	1,428	1,517	1,518	3,070	2,936
Service charges on deposit accounts	4,786	4,425	4,690	4,609	4,517	9,211	8,682
Insurance commissions	1,394	1,277	909	1,064	857	2,671	1,587
Income from bank owned life insurance	1,446	1,487	1,557	1,534	1,520	2,933	3,010
Card related interchange income	1,950	1,753	1,791	1,654	1,634	3,703	3,119
Other income	2,426	2,481	2,052	1,819	2,205	4,907	3,738

Total non-interest income	13,089	13,456	12,830	12,213	12,401	26,545	23,827

Non-Interest Expense
Salaries and employee benefits	20,428	20,330	18,859	18,401	18,588	40,758	38,872
Net occupancy expense	3,728	3,907	3,484	3,475	3,398	7,635	6,751
Furniture and equipment expense	3,058	3,078	3,126	3,243	2,914	6,136	5,631
Advertising expense	401	628	957	475	340	1,029	1,435
Data processing expense	996	1,051	987	942	925	2,047	1,879
Pennsylvania shares tax expense	1,339	1,271	1,446	1,439	1,415	2,610	2,884
Intangible amortization	832	831	831	857	870	1,663	1,740
Other expenses	8,103	7,760	7,185	7,648	8,433	15,863	15,460

Total non-interest expense	38,885	38,856	36,875	36,480	36,883	77,741	74,652

Income before income taxes	15,774	12,505	13,761	13,571	12,942	28,279	24,871
Provision for income taxes	2,861	1,384	2,113	1,352	1,454	4,245	2,488

Net Income	$12,913	$11,121	$11,648	$12,219	$11,488	$24,034	$22,383

Average Shares Outstanding	72,624,053	72,452,875	72,391,577	72,589,329	73,180,532	72,538,464	73,147,362
Average Shares Outstanding Assuming Dilution	72,734,711	72,559,668	72,513,962	72,705,753	73,314,997	72,647,190	73,342,684
Per Share Data:
Basic Earnings Per Share	$0.18	$0.15	$0.16	$0.17	$0.16	$0.33	$0.31
Diluted Earnings Per Share	$0.18	$0.15	$0.16	$0.17	$0.16	$0.33	$0.31
Cash Dividends Declared per Common Share	$0.17	$0.17	$0.17	$0.17	$0.17	$0.34	$0.34

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED SELECTED FINANCIAL DATA

(dollars in thousands, except share data)

	June 30, 2008	March 31, 2008	December 31, 2007	September 30, 2007	June 30, 2007
Assets
Cash and due from banks	$101,860	$92,554	$100,791	$86,499	$92,407
Interest-bearing bank deposits	347	219	1,719	1,060	1,310
Securities available for sale, at market value	1,524,106	1,623,788	1,574,217	1,460,909	1,451,019
Securities held to maturity, at amortized cost, (Market value $59,562 at June 30, 2008 and $72,928 at December 31, 2007)	59,200	65,935	71,497	73,024	76,366
Loans:
Portfolio loans, net of unearned income	4,113,423	3,893,183	3,697,819	3,660,123	3,674,688
Allowance for credit losses	(44,505)	(41,613)	(42,396)	(43,210)	(43,968)

Net loans	4,068,918	3,851,570	3,655,423	3,616,913	3,630,720

Premises and equipment, net	69,890	69,191	69,487	70,133	70,567
Other real estate owned	3,271	3,280	2,172	1,803	1,241
Goodwill	159,956	159,956	159,956	159,956	160,755
Amortizing intangibles, net	11,778	12,609	13,441	14,272	15,129
Other assets	252,086	239,877	234,915	237,527	235,674

Total assets	$6,251,412	$6,118,979	$5,883,618	$5,722,096	$5,735,188

Liabilities
Deposits (all domestic):
Noninterest-bearing	$568,158	$542,331	$523,203	$522,810	$530,063
Interest-bearing	3,744,311	3,778,337	3,824,016	3,811,133	3,877,708

Total deposits	4,312,469	4,320,668	4,347,219	4,333,943	4,407,771

Short-term borrowings	834,226	642,869	354,201	237,734	147,346
Other liabilities	47,805	48,259	65,464	44,156	43,807

Subordinated debentures	105,750	105,750	105,750	108,250	108,250
Other long-term debt	404,464	426,955	442,196	435,781	467,856

Total long-term debt	510,214	532,705	547,946	544,031	576,106

Total liabilities	5,704,714	5,544,501	5,314,830	5,159,864	5,175,030

Shareholders’ Equity
Preferred stock, $1 par value per share, 3,000,000 shares authorized, none issued	0	0	0	0	0
Common stock, $1 par value per share, 200,000,000 shares authorized, 75,100,431 shares issued and 73,280,415 shares outstanding at June 30, 2008; 100,000,000 shares authorized, 75,100,431 shares issued and 73,128,612 shares outstanding at December 31, 2007	75,100	75,100	75,100	75,100	75,100
Additional paid-in capital	206,245	206,498	206,889	207,310	207,553
Retained earnings	317,611	317,058	319,246	319,472	319,677
Accumulated other comprehensive (loss) income, net	(22,604)	7,215	(147)	(6,736)	(15,417)
Treasury stock (1,820,016 and 1,971,819 shares at June 30, 2008 and December 31, 2007, respectively, at cost)	(21,054)	(22,293)	(22,700)	(22,814)	(16,155)
Unearned ESOP shares	(8,600)	(9,100)	(9,600)	(10,100)	(10,600)

Total shareholders’ equity	546,698	574,478	568,788	562,232	560,158

Total liabilities and shareholders’ equity	$6,251,412	$6,118,979	$5,883,618	$5,722,096	$5,735,188

Book value per share	$7.46	$7.85	$7.78	$7.69	$7.59
Market value per share	$9.33	$11.59	$10.65	$11.06	$10.92

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED SELECTED FINANCIAL DATA

Loans by Categories

(dollars in thousands)

	June 30, 2008	March 31, 2008	December 31, 2007	September 30, 2007	June 30, 2007
Commercial, financial, agricultural and other	$1,115,536	$1,052,971	$926,904	$901,679	$866,590
Real estate - construction	307,278	241,114	207,708	143,680	123,844
Real estate - residential	1,235,334	1,230,928	1,237,986	1,268,313	1,288,089
Real estate - commercial	988,186	909,613	861,077	865,389	899,669
Loans to individuals	467,089	458,557	464,082	480,926	496,191
Leases, net of unearned income	0	0	62	136	305

Total loans and leases, net of unearned income	$4,113,423	$3,893,183	$3,697,819	$3,660,123	$3,674,688

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED SELECTED FINANCIAL DATA

Quarter To Date Average Balance Sheets and Net Interest Analysis at June 30,

(dollars in thousands)

	2008			2007
	Average Balance	Income/ Expense	Yield or Rate (a)	Average Balance	Income/ Expense	Yield or Rate (a)
Assets
Interest-earning assets:
Interest-bearing deposits with banks	$349	$2	2.05%	$557	$10	7.62%
Tax-free investment securities	300,631	3,347	6.89%	304,420	3,427	6.95%
Taxable investment securities	1,334,118	16,256	4.90%	1,278,179	15,609	4.90%
Federal funds sold	286	2	2.53%	74	2	5.30%
Loans, net of unearned income (b)(c)	4,048,141	62,614	6.35%	3,692,625	62,813	7.03%

Total interest-earning assets	5,683,525	82,221	6.04%	5,275,855	81,861	6.51%

Noninterest-earning assets:
Cash	74,860			84,120
Allowance for credit losses	(42,011)			(44,067)
Other assets	498,205			491,596

Total noninterest-earning assets	531,054			531,649

Total Assets	$6,214,579			$5,807,504

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing demand deposits (d)	$609,977	$1,241	0.82%	$602,948	$2,705	1.80%
Savings deposits (d)	1,130,583	4,149	1.48%	1,132,360	6,474	2.29%
Time deposits	2,027,373	19,980	3.96%	2,106,084	23,693	4.51%
Short-term borrowings	775,183	4,251	2.21%	263,559	2,700	4.11%
Long-term debt	520,733	5,669	4.38%	577,178	6,450	4.48%

Total interest-bearing liabilities	5,063,849	35,290	2.80%	4,682,129	42,022	3.60%

Noninterest-bearing liabilities and capital:
Noninterest-bearing demand deposits (d)	541,752			517,111
Other liabilities	34,017			32,335
Shareholders’ equity	574,961			575,929

Total noninterest-bearing funding sources	1,150,730			1,125,375

Total Liabilities and Shareholders’ Equity	$6,214,579			$5,807,504

Net Interest Income and Net Yield on Interest-Earning Assets		$46,931	3.54%		$39,839	3.31%

(a)	Yields on interest-earning assets have been computed on a tax equivalent basis using the 35% Federal income tax statutory rate.
(b)	Income on nonaccrual loans is accounted for on the cash basis, and the loan balances are included in interest-earning assets.
(c)	Loan income includes loan fees.
(d)	Average balances do not include reallocations from noninterest-bearing demand deposits and interest-bearing demand deposits into savings deposits which were made for regulatory purposes.

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED SELECTED FINANCIAL DATA

Year To Date Average Balance Sheets and Net Interest Analysis at June 30,

(dollars in thousands)

	2008			2007
	Average Balance	Income/ Expense	Yield or Rate (a)	Average Balance	Income/ Expense	Yield or Rate (a)
Assets
Interest-earning assets:
Interest-bearing deposits with banks	$448	$7	3.06%	$590	$21	7.17%
Tax-free investment securities	310,411	6,942	6.92%	302,235	6,798	6.98%
Taxable investment securities	1,327,618	32,396	4.91%	1,329,255	32,487	4.93%
Federal funds sold	164	2	2.57%	967	26	5.30%
Loans, net of unearned income (b)(c)	3,941,864	124,681	6.51%	3,714,927	126,726	7.09%

Total interest-earning assets	5,580,505	164,028	6.15%	5,347,974	166,058	6.54%

Noninterest-earning assets:
Cash	74,360			83,609
Allowance for credit losses	(42,185)			(43,696)
Other assets	492,876			488,804

Total noninterest-earning assets	525,051			528,717

Total Assets	$6,105,556			$5,876,691

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing demand deposits (d)	$591,549	$2,988	1.02%	$592,811	$5,276	1.79%
Savings deposits (d)	1,109,822	9,497	1.72%	1,127,468	12,554	2.25%
Time deposits	2,095,883	43,918	4.21%	2,108,210	46,627	4.46%
Short-term borrowings	634,479	7,956	2.52%	350,367	7,646	4.40%
Long-term debt	534,874	11,654	4.38%	579,223	12,865	4.48%

Total interest-bearing liabilities	4,966,607	76,013	3.08%	4,758,079	84,968	3.60%

Noninterest-bearing liabilities and capital:
Noninterest-bearing demand deposits (d)	525,951			510,332
Other liabilities	36,037			31,187
Shareholders’ equity	576,961			577,093

Total noninterest-bearing funding sources	1,138,949			1,118,612

Total Liabilities and Shareholders’ Equity	$6,105,556			$5,876,691

Net Interest Income and Net Yield on Interest-Earning Assets		$88,015	3.41%		$81,090	3.34%

(a)	Yields on interest-earning assets have been computed on a tax equivalent basis using the 35% Federal income tax statutory rate.
(b)	Income on nonaccrual loans is accounted for on the cash basis, and the loan balances are included in interest-earning assets.
(c)	Loan income includes loan fees.
(d)	Average balances do not include reallocations from noninterest-bearing demand deposits and interest-bearing demand deposits into savings deposits which were made for regulatory purposes.

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED SELECTED FINANCIAL DATA

Asset Quality Data

(dollars in thousands)

	June 30, 2008	March 31, 2008	December 31, 2007	September 30, 2007	June 30, 2007
Loans on non-accrual basis	$50,910	$48,799	$54,119	$50,161	$47,738
Troubled debt restructured loans	139	143	147	150	154

Total nonperforming loans	$51,049	$48,942	$54,266	$50,311	$47,892
Loans past due in excess of 90 days and still accruing	$14,210	$20,066	$12,853	$13,677	$13,858
Loans outstanding at end of period	$4,113,423	$3,893,183	$3,697,819	$3,660,123	$3,674,688
Average loans outstanding	$3,941,864	$3,835,587	$3,687,037	$3,694,124	$3,714,927
Allowance for credit losses	$44,505	$41,613	$42,396	$43,210	$43,968
Nonperforming loans as a percentage of total loans	1.24%	1.26%	1.47%	1.37%	1.30%
Provision for credit losses	$8,540	$3,179	$10,042	$7,690	$5,394
Net credit losses	$6,431	$3,962	$10,294	$7,128	$4,074
Net credit losses as a percentage of average loans outstanding (annualized)	0.33%	0.42%	0.28%	0.26%	0.22%
Allowance for credit losses as a percentage of average loans outstanding	1.13%	1.08%	1.15%	1.17%	1.18%
Allowance for credit losses as a percentage of nonperforming loans	87.18%	85.03%	78.13%	85.89%	91.81%
Other real estate owned	$3,271	$3,280	$2,172	$1,803	$1,241

Profitability Ratios

(dollars in thousands)

	For the Quarter Ended					For the Six Months Ended
	June 30, 2008	March 31, 2008	December 31, 2007	September 30, 2007	June 30, 2007	June 30, 2008	June 30, 2007
Return on average assets	0.84%	0.75%	0.80%	0.85%	0.79%	0.79%	0.77%
Return on average equity	9.03%	7.73%	8.08%	8.59%	8.00%	8.38%	7.82%
Net interest margin (a)	3.54%	3.28%	3.32%	3.36%	3.31%	3.41%	3.34%
Efficiency ratio (b)	61.63%	66.78%	65.15%	65.17%	65.88%	64.10%	66.43%
Fully tax equivalent adjustment	$3,078	$3,648	$3,614	$3,633	$3,745	$6,726	$7,460

(a)	Net interest margin has been computed on a tax equivalent basis using the 35% Federal income tax statutory rate.
(b)	Efficiency ratio is “total non-interest expense” as a percentage of total revenue.

Total revenue consists of “net interest income, on a fully tax-equivalent basis,” plus “total non-interest income.”